PRESS RELEASE

ASTEC INDUSTRIES COMPLETES SALE OF SUPERIOR INDUSTRIES

CHATTANOOGA, Tenn. (June 30, 2004) - Astec Industries, Inc. (Nasdaq: ASTE) today announced that it has completed the previously announced sale and transfer of substantially all of the assets and substantially all of the liabilities of Superior Industries of Morris, Inc. Superior manufactures stationary and portable conveyor systems and components.

Under the terms of the agreement, the purchase price for the assets and liabilities of Superior was approximately $24.3 million, which amount is subject to post-closing adjustment based on the performance of Superior in the second quarter.  The transaction will be discussed in the second quarter earnings conference call tentatively scheduled for July 21, 2004.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world's infrastructure.  Astec's manufacturing operations are divided into four business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.  Superior was part of the aggregate processing and mining equipment segment.

Certain statements in the press release are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995). These forward-looking statements reflect management's current expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include the factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2003 and the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2004.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com

or
F. McKamy Hall
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: mhall@astecindustries.com
or
Stephen C. Anderson
Director of Investor Relations
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com